Exhibit 10.9

SOFTWARE LICENSE

AND MAINTENANCE

AGREEMENT

This Software License and Maintenance Agreement (together with all exhibits and other attachments hereto, the “Agreement”) is executed on this 8th day of April, 2008 with an effective date of November 1, 2007 (“Effective Date”), by and between Homeowners Choice, Inc. (“HCI”) and Scorpio Systems, Inc (“Scorpio”).

Recitals

A.      HCI desires to obtain a license from Scorpio to certain software used in insurance company administration (the “Software”);

B.      Scorpio is willing to license the Software to HCI upon the terms and conditions set forth in this Agreement.

Agreement

In consideration for the representations, warranties and performance of the obligations contained herein, the receipt and sufficiency of which are hereby acknowledged, HCI and Scorpio agree as follows:

1.      Definitions. When used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

1.1.      “Derivative Works” means a work consisting of any correction, modification, update, upgrade, enhancement, improvement, translation, adaptation, release or other change relating to the Licensed Software.

1.2.      “Licensed Software” means the Source and Object Code for the Software, programming, and other applications described in Exhibit A and all enhancements, updates, bug fixes, corrections, and new releases and versions thereto.

1.3.      “Object Code” means computer programs assembled or compiled, which are readable and usable by machines, but not generally readable by humans without reverse-assembly, reverse compiling, or reverse-engineering.

1.4.      “Source Code” shall mean, with respect to the Licensed Software, the source code of such software and all related compiler command files, build scripts, scripts relating to the operation and maintenance of such application, application programming interface (API), graphical user interface (GUI), object libraries, all relevant instructions on building the object code of such application, and all documentation relating to the foregoing, such that collectively the foregoing will be sufficient to enable a person possessing reasonable skill and expertise in computer software and information technology to build, load and operate the machine-executable object code of such application, to maintain and support such application and to effectively use all functions and features of such software. All written documentation provided in support of the Source Code shall be in English.

2.      License Grant. In exchange for the consideration set forth in Section 3, (“Consideration”), Scorpio hereby grants HCI during the Term an exclusive, perpetual, nontransferable, worldwide license to use the Licensed Software in connection with policy administration services performed with regards to insurance policies owned by HCI or any wholly owned subsidiary of HCI. HCI shall not have the right to and shall not use the Licensed Software in connection with insurance policies owned by any party other than HCI or any of HCI’s wholly owned subsidiaries. HCI shall not have the right to transfer the Licensed Software or to license the Licensed Software to any party.

3.      Consideration. The consideration to be paid by HCI to Scorpio is a license fee of one dollar ($1.00) per policy beginning on the Effective Date generated as a (i) new policy issued or (ii) paid renewal policy. This fee shall be paid on a quarterly basis to Scorpio with the first payment due on March 31, 2008.

4.      Ownership of Derivative Works. To the extent HCI or its agents conceive or create Derivative Works of the Licensed Software, HCI acknowledges that such Derivative Works shall be solely and exclusively owned by Scorpio. HCI will receive the same license rights in Derivative Works as conveyed with regard to Licensed Software pursuant to this Agreement. Otherwise, HCI shall have no right to use or otherwise exploit such Derivative Works.

5.      Maintenance. Scorpio shall use commercially reasonable efforts to maintain the Licensed Software so that it performs the contemplated portion of all services listed on Exhibit A in a commercially reasonable manner.

6.      Updates and Enhancements. During the Term, and at no additional charge, Scorpio shall promptly provide HCI with all enhancements, updates, bug fixes, corrections, and new releases and versions of the Licensed Software as they become generally available in Source Code and Object Code form.

7.      Exclusivity. From the Effective Date until termination of this License Agreement, HCI shall have the exclusive right to use the Licensed Software worldwide.

8.      Term and Termination.

8.1.      Term. This Agreement shall commence on the Effective Date and shall be perpetual until terminated in accordance herewith (“Term”).

8.2.      Termination by Notice. Either party may terminate this Agreement upon six (6) months written notice.

8.3.      Termination for Non-Performance. In the event that either party breaches any of the terms hereof (including but not limited to the failure of Scorpio to provide the maintenance required under Section 5 hereof), then either party (whether in breach or not) may terminate this Agreement upon thirty (30) days written notice.

8.4.      Termination upon Change of Control. Scorpio shall have the right to terminate this Agreement upon thirty (30) days written notice to HCI given at any time within three (3) months following the occurrence of a chance of control of HCI. For purposes hereof, a change of control of HCI shall mean any of the following:

(A) any person, entity, or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended), other than an affiliate or subsidiary of HCI or an employee benefit plan established or maintained by HCI, acquires more than 50.0% of the combined voting power of HCI’s then outstanding securities in one transaction or in a series of related transactions;

(B) a merger or consolidation of HCI with or into another corporation unless, after giving effect to such transaction, the stockholders of HCI immediately prior to such transaction own more than 50% of the aggregate voting power of HCI or the successor entity(ies) of such transaction(s);

(C) a sale or disposition of all or substantially all of HCI’s assets; or

(D) individuals who on the date hereof constitute the board of directors of HCI cease for any reason to constitute at least a majority thereof.

8.5.      Survival of Expiration or Termination. Sections 3 (Consideration), 10 (Confidentiality), 11 (Warranty), 13 (Indemnity Obligations), 14 (Limitation of Liability) and any other provisions expressly or implicitly intended to survive termination or expiration of this Agreement will survive any termination or expiration of this Agreement.

9.      Taxes. HCI shall pay any sales taxes payable with respect to payments made to Scorpio hereunder.

10.      Confidentiality.

10.1.      Confidential Information. For the purposes of this Agreement, “Confidential Information” means information about the disclosing party’s (or its affiliates’ or suppliers’) business or activities that is proprietary and confidential, which shall include (i) all business, financial, technical and other information of a party which is either marked or designated by such party as “confidential” or “proprietary” or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; (ii) the terms of and performance under this Agreement; and (iii) the Source Code and Object Code to the Licensed Software.

10.2.      Not Confidential Information. Confidential Information shall not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (iii) the receiving party knew prior to receiving such information from the disclosing party, or (iv) the receiving party develops independently without use of or reference to any Confidential Information of the other party.

10.3.      Obligations. Each party agrees (i) that it and its employees shall not (A) disclose Confidential Information of the other party to, and shall prevent disclosure to, any third party or (B) use any Confidential Information disclosed to it by the other party except as expressly permitted in this Agreement and (ii) that it shall take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which shall in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

10.4.      Exceptions. Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law; provided, however that the party required to so disclose Confidential Information of the other party shall use commercially reasonable efforts to minimize such disclosure and shall provide written notice of such disclosure and consult with and assist the other party, at the other party’s expense, in obtaining a protective order prior to such disclosure or (ii) on a “need-to-know” basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

11.      Warranty. Each party warrants and represents to the other party that it has full power and authority to enter into this Agreement and to carry out its obligations hereunder. Scorpio warrants and represents to HCI that Scorpio has and shall have during the Term, sufficient rights in the Licensed Software to grant HCI the rights set forth in this Agreement, including any necessary approval, consent, authorization, release, clearance or license of any third party and any release related to any rights of privacy or publicity, as may be necessary for Scorpio to enter into this Agreement. Scorpio warrants that the Licensed Software shall perform the contemplated portion of all services listed on Exhibit A in a commercially reasonable manner. Scorpio warrants that the Licensed Software will not: (i) infringe on any third party’s intellectual property rights; (ii) violate any law, statute, ordinance or regulation, including without limitation the laws and regulations governing export control; (iii) be defamatory or trade libelous; (iv) be pornographic or obscene; or (v) contain viruses, Trojan horses, worms, time bombs, spyware or other similar harmful or deleterious programming routines.

12.      Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 11, NEITHER PARTY MAKES, AND EACH PARTY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, QUALITY OF

INFORMATION, TITLE AND NON-INFRINGEMENT, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.

13.      Indemnity Obligations.

13.1.      Indemnity. Each party shall indemnify, defend and hold harmless the other party hereto and its affiliates and the respective officers, directors, consultants, agents and employees of each from and against any and all claims, suits, liability, damages and/or costs (including but not limited to, attorneys fees) arising from the first party’s breach of any warranty, representation or obligation under this Agreement. In order for any to be indemnified hereunder for any claim, such party must notify the other party within twelve months of the earlier of: (i) the date the first party first became aware of the claim: or (ii) the date such party should have become aware of the claim using reasonable due diligence.

13.2.      Adequate Remedy. The parties agree that any breach of either of the parties’ obligations regarding confidentiality may result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party’s obligations regarding the other party’s confidentiality, the aggrieved party will be entitled to seek injunctive relief, in addition to any other remedies to which it may be entitled.

14.      Limitation of Liability. THE AGGREGARTE LIABILITY OF SCORPIO FOR ANY AND ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, BREACHES OR DAMAGES FOR ANY CAUSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, THOSE ARISING OUT OF OR RELATED TO THIS AGREEMENT) AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, SHALL BE LIMITED TO THE ACTUAL DIRECT OUT-OF-POCKET EXPENSES THAT ARE REASONABLY INCURRED BY HCI AND SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID BY HCI TO SCORPIO UNDER THIS AGREEMENT IN THE TWELVE MONTH PERIOD PRECEEDING HCI NOTIFYING SCORPIO OF THE CLAIM. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

15.      General.

15.1.      Relationship. This Agreement is not intended to create, and shall not be deemed or treated as creating, a partnership, franchise, joint venture, employment contract or any other relationship between the parties other than the independent contractor relationship expressly provided for in this Agreement.

15.2.      Governing Law and Venue. This Agreement shall be governed by the laws of Florida, United States, without giving effect to applicable conflict of laws provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it shall be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Tampa, Florida.

15.3.      Entire Agreement; Amendments. This Agreement, including any exhibits and other attachments thereto, constitutes the entire understanding and agreement with respect to the subject matter, and supersedes any and all prior or contemporaneous representations, understandings and agreements whether oral or written between the parties relating to the subject matter of this Agreement, all of which are merged in this Agreement.

The parties have duly executed this Agreement by the authorized signatures below.

Homeowners Choice, Inc.

By:	/s/ Frank McCahill III

Name:	Frank McCahill III

Title:	President

Scorpio Systems, Inc.

By:	/s/ Paresh Patel

Name:	Paresh Patel

Title:	President

EXHIBIT A

TO

SOFTWARE LICENSE

AND

MAINTENANCE AGREEMENT

The Licensed Software shall perform the contemplated portion of the following insurance policy administrative services:

A)	Policy support;
B)	Revenue calculations;
C)	Issuance of policy renewals;
D)	Issuance of late payment notices;
E)	Issuance of cancellation notices;
F)	Change of mortgages;
G)	Addition of insureds;
H)	Management reports; and
I)	Collection reports.